EXHIBIT 77(0) Morgan Stanley Dean Witter American Opportunities Fund 10f-3 Transactions For Quarters Ended
 October 20, 1999- December 31, 1999 TOTAL ISSUED SECURITY DATE PRICE SHARES % OF PRINCIPAL PURCHASED PURCHASED SHARES
  PURCHASED ASSETS AMOUNT BY FUND BROKER(S) Genentech Inc. 07/20/99 $97.00 67,400 0.078% $1,940,000,000.00 0.337% JP
    Morgan Sogecable, S.A. 07/19/99 3,910* 10,400 0.003%
$82,470,189,200* 0.049% Donaldson, Lufkin & Jenrette Extreme
       Networks Inc. 10/19/99 $77.00 118,230 0.115% $
    500,500,000.00 1.189% Thomas Weisel Partners Sapient Corporation 11/15/99 $78.00 279,500 0.237% $ 273,000,000.00
7.986% Goldman Sachs UPS, Inc. 11/09/99 $50.00 71,200 0.040%
$5,470,000,000.00 0.065% Goldman Sachs Vignette Corporation 12/09/99 $139.88 27,500 0.037% $ 405,637,500.00 0.948% Piper
   Jaffray Young & Rubicam, Inc. 11/17/99 $ 48.13 125,000
 0.064% $ 251,763,194.00 2.390% Bear Stearns * Price listed
                        in pesetas.